Exhibit 10.32

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made and entered into as of the 13th day of September, 2018 (the “Effective Date”) by and between Robert Getzenberg, Ph.D., an individual residing at 358 N. Island Drive, # 106, Memphis TN 38103 (the "Consultant") and Veru Inc., a Wisconsin corporation whose principal place of business is located at 4400 Biscayne Blvd., Suite 888, Miami FL 33137 (the "Company").

Recitals

A.	The Company is engaged in, among other things, the commercialization and development of proprietary pharmaceuticals and medical device health products.
B.

Consultant previously entered into an Executive Employment Agreement dated March 21, 2018 with Company (“Employment Agreement”) pursuant to which Consultant was appointed the Company’s Chief Scientific Officer.

C.

Consultant notified the Company in June, 2018 that he was voluntarily resigning his position as Chief Scientific Officer and terminating his employment with Company and the parties agreed that Consultant’s resignation as Chief Scientific Officer would be made effective as of September 4, 2018 while his resignation as an employee would be made effective as of September 14, 2018 (“Resignation Date”);

D.

Notwithstanding Consultant’s resignation of employment, and subject to the terms and conditions of this Agreement, the Company desires to engage the services of the Consultant, and the Consultant desires to provide certain consulting and advisory services to the Company as an independent contractor.

Agreement

In consideration of the Recitals and the mutual covenants contained in this Agreement the Company and the Consultant agree as set forth below.

1. Definitions. In addition to terms defined elsewhere in this Agreement, when used in this Agreement the terms set forth below shall have the meanings indicated.

“Affiliate” means any Person which controls, is controlled by or is under common control with the Company.  The term “control” means the ownership, directly or indirectly, of more than 50 percent of the voting stock or equity interest of the subject Person.

“Applicable Laws” " means all applicable federal, state and local laws, and the rules, regulations, guidance, guidelines, specifications and requirements of any applicable federal, state and local governmental and regulatory authorities and agencies in effect from time to time, including those relating to the regulations and guidelines of the FDA, the Food, Drug, and Cosmetic Act and, as applicable, accepted standards of Good Clinical Practice ("GCP") and International Conference on Harmonization ("ICH") guidelines that may be applicable to Services, related to the manufacture, marketing, promotion, distribution (including storage, handling and transportation) and sale of the Products, including the Federal Food, Drug, and Cosmetic Act (21 U.S. C. §§ 301 et seq.), the Federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)) and implementing safe harbor regulations, the Foreign Corrupt Practices Act, the FDA Guidance for Industry – Supported Scientific and Educational Activities, the American Medical Association Guidelines on Gifts to Physicians from Industry, the AdvaMed Code on

Interactions with Health Care Professionals, all applicable provisions of the Social Security Act (including the obligations of disclosure and reporting), Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Economic and Clinical Health Act of 2009, the Physician Payment Sunshine Act (42 U.S.C. § 1320-7h), the Physician Self-Referral Act (42 U.S.C. §1395nn), all federal and state device marketing laws, fraud and abuse statutes, anti-kickback, transparency reporting, insider trading, confidentiality, privacy, discrimination, data protection, consumer protection, and false claims statutes, and their respective implementing rules and regulations, all as may be amended from time to time.

“Person” means any natural person, corporation, unincorporated organization, partnership, association, joint stock company, joint venture, trust or government, or any agency or political subdivision of any government, or any other entity.

“Term” means the period commencing on September 15, 2018 and continuing for the period during which this Agreement is in effect.

2. Effect of Termination of Employment Agreement. Consultant acknowledges and agrees that as of the Resignation Date, the Employment Agreement has terminated and that all obligations imposed on either party under the Employment Agreement have ceased effective as of the Resignation Date, except as otherwise expressly provided in the Employment Agreement.  Notwithstanding the foregoing, Consultant agrees that Sections 5.8(a), 5.8(b), 6, 7, 7.1(a), 7.1(b), 7.1(c), 7.1(d), 8, 8.1, 8.2, 8.3, 8.4, 8.5, 8.6, 8.7, 9, 10, 11, 12, 13, 13.1, 13.2, 13.3, 13.4, 14, 14.1, 14.2, 15, 16, 17, 18, 19, 20, 21, 22, 22.1, 22.2, 22.3, 22.4, 22.5, 23, 24, 25, 26, 27, 28, 29 and 30 of the Employment Agreement shall continue in full force and effect notwithstanding the termination of Consultant's employment with the Company and the termination of the Employment Agreement.

3. Engagement as Consultant.  Subject to the terms and conditions of this Agreement, the Company engages the services of the Consultant, and the Consultant hereby accepts such engagement to provide consulting and advisory services to the Company related to the Company’s nonclinical, clinical and regulatory, and scientific strategy, execution of clinical development, safety, and clinical operations plans, as well as execution of the Company’s drug development projects.   The consulting and advisory services provided to the Company by Consultant pursuant to this Agreement include advice on the Company’s compliance with Applicable Laws, submission of drug applications, including INDs and NDAs, response to regulatory agencies, and development of processes and procedures, and such other mutually agreed upon matters as the Company may reasonably request from time to time (collectively, the “Services”).  Consultant will be asked to interact directly with both Company personnel, their agents, representatives and customers, provided that Consultant is not entitled to contract, engage or bind the Company.   Consultant shall, from time to time, during the Term and as reasonably requested by Company, keep Company apprised as to Consultant’s progress in performing his Services and Consultant shall, as requested by Company, prepare detailed and accurate reports with respect thereto. All reports prepared by Consultant pursuant to this Agreement are the property of Company.  Consultant shall provide the Services at such specific times and at such locations as Consultant and Company mutually determine from time to time.

4. Term.  The term of the Consultant’s engagement pursuant to this Agreement shall commence on the date hereof and continue until the later of: (i) the completion of all activities and Services, as determined in the Company’s sole judgement; (ii) one year from the date hereof; or (iii) such longer term as the parties mutually agree to in writing; all potentially subject to earlier termination in accordance with the provisions of Section 17 hereof (hereafter, the “Term”).

5. Duties and Contacts.  In performing the Services, Consultant shall use his best efforts, skills and abilities to promote the interests of the Company and to diligently and competently perform the duties under this Agreement and always in accordance with Applicable Laws. During the term of this Agreement, the Consultant’s primary contacts at the Company shall be the Company’s Chairman and Chief Executive Officer, and such other persons as the Company may designate from time to time by notice to the Consultant.  The Consultant will be solely responsible for determining the means, method, and manner by which he will perform the Services, the time at which those Services will be performed, and the sequence of performance of such Services, subject only to this Agreement.

6. Compensation.    Except as provided in section 7 below, the Consultant will be compensated, as the sole compensation for the performance of Services under this Agreement and the Consultant’s observance and performance of all of the provisions of this Agreement, at a rate of Two Hundred US Dollars ($200.00) per hour, up to a maximum of ten (10) hours per week devoted exclusively to Company business.  Any hours exceeding this maximum commitment must be approved by the Company.  Consultant shall send Company detailed monthly invoices which shall be directed to ap@verupharma.com with copy to mgreco@verupharma.com.  Invoices will be paid no later than 45 days after receipt.  Except for any compensation attributable to an exercise of any grant of options as provided in section 7 below, the fees specified in this Section 6 shall be the sole remuneration paid by the Company to Consultant in exchange for the Services provided by Consultant under this Agreement.

7. Equity Awards.  In addition to receiving the compensation set forth in section 6 above, and provided Consultant complies with the terms and conditions of this Agreement, the Company shall permit (i) the part of the non-qualified stock option to purchase 300,000 shares of common stock issued to Consultant on August 2, 2017  under the Company's 2017 Equity Incentive Plan that is scheduled to vest on August 2, 2019 (100,000 shares) to vest on such vesting date conditioned on Consultant’s compliance with the terms of this Agreement and Consultant providing Services to Company pursuant to section 4 of this Agreement through such vesting date and permit such part of such stock option, if it so vests, to be exercised in accordance with the terms of the Company's 2017 Equity Incentive Plan and the applicable stock option grant agreement, and (ii) the part of the non-qualified stock option to purchase 86,520 shares of common stock issued to Consultant on December 14, 2017 under the Company's 2017 Equity Incentive Plan that is scheduled to vest on December 14, 2018 (86,520 shares) to vest on such vesting date conditioned on Consultant’s compliance with the terms of this Agreement and Consultant providing Services to Company pursuant to section 4 of this Agreement through such vesting date and permit such part of such stock option, if it so vests, to be exercised in accordance with the terms of the Company's 2017 Equity Incentive Plan and the applicable stock option grant agreement.  Consultant acknowledges and agrees that all other stock options granted to Consultant under any of the Company’s equity incentive plans, including the non-qualified stock option to purchase 99,000 shares of common stock issued to Consultant on May 2, 2018 under the Company's 2018 Equity Incentive Plan that is scheduled to vest on May 2, 2019, May 2, 2020 and May 2, 2021 (99,000 shares total) and the part of the non-qualified stock option to purchase 300,000 shares of common stock issued to Consultant on August 2, 2017  under the Company's 2017 Equity Incentive Plan that is scheduled to vest on August 2, 2020 (100,000 shares), are unvested, shall terminate as of the Resignation Date and may not be exercised.

The consideration specified in this section 7 shall not be deemed "compensation" for purposes of any of the Company's qualified retirement plans or other benefit programs, and payment of this consideration does not entitle Consultant to any retirement plan contributions by the Company for Consultant’s benefit or account.

8. Reimbursement of Expenses.  All travel plans and travel expenses must be approved in advance by the Company.  Upon submission of proper supporting documentation and in specific accordance with such guidelines as may be established from time to time by the Company, the Consultant shall be reimbursed by the Company for reasonable travel expenses actually and necessarily incurred by the Consultant on behalf of the Company in connection with the performance of Services requested by Company under this Agreement.  A copy of the expense report and supporting documentation should be faxed to the individual designated by the Company and the original expense reports and supporting documentation should be sent by mail or hand delivered to the Company.  Consultant shall be expected to provide any equipment as shall be necessary to perform the Services.

9. Representations of Consultant; Compliance with Law.

(a) The Consultant represents and warrants that: (a) Consultant is not a party to, or bound by, any agreement or commitment, or subject to any restriction, including but not limited to agreements related to existing or previous employment containing confidentiality, non-solicitation or noncompete covenants, which now or in the future could interfere with the performance by the Consultant of the Services under this Agreement or to the knowledge of the Consultant may have a possibility of adversely affecting the business of the Company; and (b) to the knowledge of the consultant none of the data or information to be provided to Company by Consultant will violate any patent or other intellectual property right of any Person.

(b) At all times throughout the duration of the Agreement, Consultant agrees to perform his duties hereunder in accordance with all Applicable Laws, as amended from time to time.  Consultant expressly agrees and acknowledges that he will not, directly or indirectly, offer, pay, promise to pay or authorize the payment of money or anything of value to any governmental official, representative, entity or person, for the purpose of influencing such persons' decisions or actions regarding the Products, the Company or its business activities.

(c) Consultant hereby represents and warrants that he has not been debarred and is not subject to debarment under the Federal Food, Drug, and Cosmetic Act (21 U.S. C. §§ 301 et seq.), and the rules, regulations, guidelines and requirements of the FDA as may be in effect from time to time, nor is Consultant employed by, or in partnership with, a stockholder in, or otherwise affiliated with a Person who has been so debarred.  Consultant will immediately notify Company in writing in the event any of the foregoing representations and warranties prove to be or become untrue.

(d) Consultant represents that he has not been nor is he about to be excluded from participation in the federal Medicare or Medicaid program, Maternal and Child Health Services Block Grant or Block Grants for States for Social Services (collectively, "Federal Health Care Programs").  Consultant agrees to immediately notify Company in writing on receipt of notice of intent to exclude or actual notice of exclusion from any Federal Health Care Program.

(e) The compensation payable under this Agreement has been determined through good faith arms’ length negotiations and constitutes fair market value for the Services rendered and has not been determined in a manner which takes into account the volume or amount of sales of Company Products or any referrals with respect to any of the Company’s products.

(f) The compensation is not being given in exchange for any agreement, explicit or implicit, to purchase, refer patients or recommend the Company’s products or services or that such products be placed on any formulary status.

10. Confidentiality.

(a) Confidential Information.  The Consultant acknowledges that (1) as a result of Consultant’s engagement under this Agreement, the Consultant will obtain knowledge of, and access to, proprietary and confidential information of the Company and its Affiliates, including, without limitation, inventions, discoveries, trade secrets, know-how, technical information, systems, processes, methods, designs, manufacturing practices, specifications, models, formulae, prototypes, samples, laboratory and clinical testing results, compounds financial and marketing information, business plans, the identity of customers and suppliers, and the identity of products under development, (collectively, the “Confidential Information”), (2) such information, even though it may be contributed, developed or acquired by the Consultant, constitutes valuable, special and unique assets of the Company developed at significant expense which are the exclusive property of the Company, (3) the restrictions on disclosure and use of Confidential Information set forth below are reasonable and necessary to protect the Company and its Affiliates and are not unreasonably restrictive of any personal rights, and (4) the Company would not enter into this Agreement without the assurance that all Confidential Information will be used for the exclusive benefit of the Company.  Accordingly, the Consultant shall not, at any time, either during or subsequent to the Term of this Agreement (A) use the Confidential Information, except in the performance of Services under this Agreement, and (B) disclose to any Person, any of the Confidential Information without the prior written consent of the Company, except to responsible officers and employees of the Company and its Affiliates and other responsible persons who are in a contractual or fiduciary relationship with the Company and who have a need for such information for purposes in the best interests of the Company; provided that the foregoing restrictions on use and disclosure shall not apply to any Confidential Information which:  (i) at the time of disclosure can be demonstrated to be already known to Consultant as evidenced by written documents in the Consultant’s possession, unless such Confidential Information was obtained in connection with the Consultant’s prior service to the Company or is the subject of another confidentiality agreement with or other obligation of secrecy to the Company or another Person; (ii) at the time of disclosure or subsequent thereto is generally available to the public other than by an act or omission on the part of Consultant; (iii) is acquired from or made available by a third Person that is not bound by a confidentiality agreement with or other obligation of secrecy to the Company or another Person; or (iv) is required to be disclosed pursuant to an order of a court or governmental authority, provided that the Consultant gives the Company prompt written notice of any such requirement so that the Company may seek a protective order or other appropriate remedy and Consultant cooperates with the Company in obtaining such an order or other appropriate remedy at no cost to the Consultant.

(b) Return of Confidential Information.  Upon the termination of this Agreement, the Consultant shall promptly deliver to the Company all drawings, manuals, letters, notes, notebooks, reports and copies thereof and all other materials relating to the Company’s business, including without limitation any materials incorporating Confidential Information or any Company property or Confidential Information, which are in the Consultant’s possession or control, except that which is legally required to properly keep record of the work that the Consultant has performed for the Company, provided that Consultant shall remain subject to all confidentiality obligations provided herein.

(c) Trade Secrets.  Notwithstanding the provisions of Section 10(a), the parties agree that nothing in this Agreement shall be construed to limit or negate any statutory or common law of torts or trade secrets, where such law provides Company with broader protection than that provided in this Agreement.  During the term of this Agreement, Consultant shall do what is reasonably necessary to prevent misappropriation or unauthorized disclosure of the trade secrets of Company.  After termination of the Agreement, Consultant shall not use or disclose the trade secrets of Company as long as they remain trade secrets.  Consultant will be immune from criminal and civil liability under any federal or state trade secret law for any disclosure of the Company's trade secret(s) that is made (i) in confidence to an attorney or to a federal, state or local government official solely for the purpose of reporting or investigating a suspected violation of law and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, provided such filing is made under seal.  If Consultant files a lawsuit alleging retaliation by the Company for reporting a suspected violation of law, Consultant may disclose the relevant trade secret to Consultant's attorney and may use the trade secret information in the court proceeding provided (i) any filing containing the trade secret is made under seal; and (ii) Consultant does not disclose the trade secret, except pursuant to a court order.

11. Work Product and Intellectual Property Protection

(a) Work Product. The Consultant acknowledges and agrees that all right, title and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by the Consultant individually or jointly with others during the period he provides Services to the Company and which relate in any way to the business or contemplated business, products, activities, research or development of the Company or result from any work performed by the Consultant for the Company (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same) all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, "Work Product"),  as well as any and all rights in and to US and foreign (a) patents, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable works (including computer programs), and rights in data and databases, (d) trade secrets, know-how and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world (collectively, "Intellectual Property Rights"),  shall be the sole and exclusive property of the Company.

(b) Work Made for Hire; Assignment. The Consultant acknowledges that, by reason of being retained by the Company and providing services to the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is "work made for hire" as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Consultant hereby irrevocably assigns to the Company, for no additional consideration, the Consultant's entire right, title and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world.  The Company’s rights under this Section 11(b) are in addition to, and not in lieu of, any substantive protections the Company may have under any law.

(c) Further Assurances; Power of Attorney. During and after his engagement, the Consultant agrees to reasonably cooperate with the Company to (a) apply for, obtain, perfect and transfer to the Company the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, giving testimony and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as shall be requested by the Company. The Consultant hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Consultant's behalf in his name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, prosecution, issuance and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Consultant does not promptly cooperate with the Company's request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by the Consultant's subsequent incapacity.

(d) No License. The Consultant understands that this Agreement does not, and shall not, be construed to grant the Consultant any license or right of any nature with respect to any Work Product or 6

Intellectual Property Rights or any Confidential Information, materials, software or other tools made available to his by the Company.

12. Restrictive Covenants.

(a) Non-competition.  Because of the Company’s legitimate business interest as described herein and the good and valuable consideration offered to Consultant, during the term of this Agreement and for the period of two (2) years beginning on the last day of the Services provided under the Agreement (the “Restricted Period”), whether the Services are terminated at the option of the Consultant or the Company, the Consultant agrees and covenants not to engage in Prohibited Activity that is, or is expected to be competitive with the Company’s drug products under development or any drug products that are acquired or approved for marketing by or on behalf of Company during the term of this Agreement (collectively the “Prohibited Products”); provided, however, that the restriction set forth in this section 12(a) shall not prohibit Consultant during the Restricted Period from engaging in a Prohibited Activity with a legally recognized 501(c)(3) not-for-profit enterprise, which organization may include a university or other similar academic organization, so long as all other terms and conditions of this Agreement are complied with by Consultant including but not limited to the nondisclosure or use of Company Confidential Information, non-solicitation of employees and customers, and protection of the Company’s Work Product and Intellectual Property Rights as provided in Section 11 of this Agreement.

(b) Prohibited Activity. For purposes of this Section 12, "Prohibited Activity" is activity in which the Consultant contributes his knowledge, services and/or financial support, directly or indirectly, in whole or in part, as an owner, operator, manager, advisor, lender, investor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern or any other similar capacity to any entity or person, both within the United States or any other country, that sells, markets, and/or is developing any of the Prohibited Products.  Prohibited Activity also includes activity that may require or inevitably may require disclosure of Company trade secrets or other Confidential Information.  Nothing herein shall prohibit the Consultant from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Consultant is not a controlling person of, or a member of a group that controls, such corporation.    Nothing herein shall prohibit Consultant from working for a diversified company, provided that Consultant works in a department of the company or in a capacity that is not competitive with the Company as defined in paragraph 12(a).

(c) Non-solicitation of Employees. The Consultant agrees that the Company has made a substantial investment in its employees in order to retain their services and valuable contribution to its business, and to minimize turnover and recruitment training time and cost.  Therefore, to protect this legitimate interest of the Company, the Consultant agrees and covenants not to directly or indirectly, on Consultant’s own behalf or on behalf of any other person or entity, solicit, recruit, attempt to solicit or recruit, or induce the termination of employment of any employee of the Company during the Restricted Period with whom Consultant has substantial contact while providing the Services or while providing services to the Company in any other capacity.

(d) Non-solicitation of Customers and Other Third-Party Representatives.  The Consultant agrees that the Company has made a substantial investment in order to develop and maintain valuable relationships with its customers, prospective customers, service providers, distributors and other representatives (“Third Party Representatives”).  The Consultant further agrees that the Company has long-standing relationships with the Third-Party Representatives and that but for the Consultant’s employment with the Company, the Consultant would not have had access to or Confidential Information about such Third-Party Representatives.  Consultant understands and acknowledges that because of the Consultant's experience with and relationship to the Company he will have access to the Company’s Third-Party Representatives and learn about much or all of the Company's Third-Party Representatives which is confidential and/or compiled in a confidential manner.  "Third-Party Representative Information" includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, pricing information, regulatory strategy, and other information identifying facts and circumstances specific to the Third-Party Representative, whether Confidential Information or otherwise.

The Consultant understands and acknowledges that loss of Third Party Representatives relationships and/or goodwill will cause significant and irreparable harm to the Company.

Therefore, to protect these legitimate interests of the Company, Consultant agrees and covenants, during Restricted Period, not to directly or indirectly, on Consultant’s own behalf or on behalf of any other person or entity, solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact or meet with or provide any products or services to the Company's Third Party Representatives for purposes of offering or providing goods or services similar to or competitive with those offered by the Company.

The restrictions in this Section 12(d) shall only apply to:

(i)	Third Party Representatives the Consultant contacted in any way during the past one (1) year period immediately prior to the termination of this Agreement; or
(ii)	Third Party Representatives about whom the Consultant has or had access to trade secret or other Confidential Information.

(e) Non-interference with Other Business Relationships.  The Consultant agrees and covenants, during the Restricted Period, not to directly or indirectly, on Consultant’s own behalf or on behalf of any other person, interfere with or cause disruption in any way to the Company’s contracts or relationships with its business partners, including, but not limited to, vendors, suppliers, manufacturing sources, and IT consultants.

13. Non-disparagement. The Consultant agrees and covenants that he will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, or any of its employees, officers, directors, and existing and prospective customers, suppliers, investors and other associated third parties.

This Section 13 does not, in any way, restrict or impede the Consultant from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. The Consultant shall promptly provide written notice of any such order to Company’s EVP Legal.

14. Acknowledgement. The Consultant acknowledges and agrees that the services to be rendered by him to the Company are of a special and unique character; that Consultant will obtain knowledge and skill relevant to the Company's industry, methods of doing business and marketing strategies by virtue of Consultant’s Services; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interests of the Company. Consultant further acknowledges and agrees that the appointment and compensation he will receive under sections 6 and 7 of this Agreement reflects, in part, substantial consideration for his obligations and the Company's rights under Sections 10 - 13 of this Agreement; that he has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; that he will not be subject to undue hardship by reason of his full compliance with the terms and conditions of Sections 10-13 of this Agreement or the Company's enforcement thereof.

15. Remedies.  The restrictions and requirements set forth in Sections 10, 12 and 13 are considered by the parties to be reasonable for the purposes of protecting the value of the business of the Company.  The Consultant acknowledges that compliance by Consultant with the restrictions and requirements set forth in Sections 10, 12 and 13 will not prevent Consultant from earning a livelihood.  The Consultant acknowledges that the Company would be irreparably harmed and that monetary damages would not provide an adequate remedy in the event of a breach of any of the provisions of Sections 10, 12 and 13.  Accordingly, the Consultant agrees that, in addition to any other remedies available to the Company, the Company shall be entitled to injunctive and other equitable relief to secure the enforcement of these provisions and shall be entitled to receive reimbursement from the Consultant for all attorneys’ fees and expenses incurred by the Company in enforcing these provisions, should the Company prevail.  It is the desire and intent of the parties that the provisions of Sections 10, 12 and 13 be enforced to the fullest extent permissible under the laws and public policies of the jurisdiction in which enforcement is sought.

16. Conflicts of Interest.  The Consultant is free to perform services for or to accept employment with any other Person or business during the term of this Agreement provided he will not have any relationship with any Person which could create a conflict of interest between the Consultant on the one hand and the Company or any of its Affiliates on the other without the prior written approval of the Company's CEO and President, and further provided that such other services do not preclude or conflict with his performance of the Services.

17. Termination. This Agreement may be terminated upon the occurrence of any of the events set forth in, and subject to the terms of, this Section 17.
(a) Death. This Agreement will terminate immediately and automatically upon the death of the Consultant.

(b) Disability.  This Agreement may be terminated at the Company’s option, immediately upon notice to the Consultant, if the Consultant shall suffer a permanent disability.  For the purposes of this Agreement, the term “permanent disability” shall mean the Consultant’s inability to perform his duties under this Agreement, with or without a reasonable accommodation, for a period of 90 consecutive days or for an aggregate of 120 days, whether or not consecutive, in any twelve-month period (the “Disability Period”), due to illness, accident or any other physical or mental incapacity, as reasonably determined in good faith by the Company, subject to compliance with applicable state and federal laws.

(c) Cause.  This Agreement may be terminated at the Company’s option, immediately upon notice to the Consultant, upon: (i) breach by the Consultant of any material provision of this Agreement or if Consultant fails to adequately perform the Services; (ii) negligence or willful misconduct of the Consultant in connection with the performance of its duties under this Agreement; (iii) fraud, criminal conduct (as evidenced by the filing of any criminal action against the Consultant) or embezzlement by the Consultant; or (iv) Consultant’s misappropriation for personal use of assets or business opportunities of the Company.  Whether or not cause exists for the termination of this Agreement under this provision 17(c) shall be determined by the Company in its sole judgment, subject only to applicable laws.

(d) Without Cause. This Agreement may be terminated by the Company or the Consultant without Cause at any time upon ten (10) day’s written notice to the other party.

(e) Effect of Termination.  In the event of any termination under this Section 17, the Company shall have no further obligation under this Agreement to make any payments to, or bestow any benefits on, the Consultant from and after the date of the termination, other than payments or benefits accrued and due and payable to Consultant prior to the date of the termination.  Notwithstanding termination of this Agreement under this section 17, the post-termination obligations provided in paragraphs 10, 12 and 13 shall continue in full force and effect per the terms and conditions of those paragraphs and agreements.  On the effective date of termination of this Agreement for whatever reason, Consultant will immediately (a) cease to engage in performing the Services; (b) cease representing in any manner that he is providing services to the Company as an independent contractor or in another capacity; and (c) return all Company property to the Company.

18. Security and Access.  The Consultant agrees and covenants (a) to comply with all Company security policies and procedures as in force from time to time including without limitation those regarding computer equipment, telephone systems, facilities access, key cards, access codes, Company intranet, internet, social media and instant messaging systems, computer systems, e-mail systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords and any and all other Company IT resources and communication technologies (collectively, "Facilities and Information Technology Resources"); (b) not to access or use any Facilities and Information Technology Resources except as authorized by the Company; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of the Agreement. The Consultant agrees to notify the Company promptly in the event he learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction or reverse engineering of, or tampering with any Facilities and Information Technology Resources or other Company property or materials by others.

19. Miscellaneous.
(a) Survival. The provisions of Sections 2, 10, 11, 12, 13 and 14 (including all subsections as applicable) shall survive the termination of this Agreement.

(b) Entire Agreement.  This Agreement, and the terms and conditions of the Employment Agreement as provided in section 2 above, sets forth the entire understanding of the parties and merges and supersedes any prior or contemporaneous agreements between the parties pertaining to the subject matter hereof.

(c) Modification.  This Agreement may not be modified, amended or terminated orally, and no modification, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the party against whom the same is sought to be enforced.

(d) Waiver.  Failure of a party to enforce one or more of the provisions of this Agreement or to require at any time performance of any of the obligations hereof shall not be construed to be a waiver of such provisions by such party nor to in any way affect the validity of this Agreement or such party’s right thereafter to enforce any provision of this Agreement, nor to preclude such party from taking any other action at any time which it would legally be entitled to take.  No provision of this Agreement may be waived other than in writing signed by both parties.

(e) Successors and Assigns.  Consultant shall not have the right to assign in whole or in part this Agreement or delegate any rights or obligations hereunder without the prior written consent of the Company.

(f) Additional Acts.  The Consultant and the Company each agree to execute, acknowledge and deliver and file, or cause to be executed, acknowledged and delivered and filed, any and all further instruments, agreements or documents as may be necessary or expedient in order to consummate the transactions provided for in this Agreement and do any and all further acts and things as may be necessary or expedient in order to carry out the purpose and intent of this Agreement.

(g) Communications.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered by hand, sent by facsimile transmission with confirmation of receipt, sent via a reputable overnight courier service with confirmation of receipt requested, or mailed by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice), and shall be deemed given on the date on which delivered by hand or otherwise on the date of receipt as confirmed; provided, however, that any notice of change of address shall be effective only upon receipt.

To the Company:

Veru Inc.

4400 Biscayne Blvd, Suite 888

Miami, FL 33137

Attn:  EVP Legal

To the Consultant:

Robert H. Getzenberg Ph.D

358 N. Island Drive, # 106

Memphis TN 38103

(h) Severability.  If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the validity and enforceability of the other provisions of this Agreement and the provision held to be invalid or unenforceable shall be enforced as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

(i) Governing Law. This Agreement and any disputes hereunder will be governed by and construed in accordance with the laws of the State of Florida, without regard to principles of conflict of laws.

(j) Jurisdiction; Venue.  This Agreement shall be subject to the exclusive jurisdiction of the courts of Miami-Dade County, Florida.  Any breach of any provision of this Agreement shall be deemed to be a breach occurring in the State of Florida by virtue of a failure to perform an act required to be performed in the State of Florida, and the parties irrevocably and expressly agree to submit to the jurisdiction of the courts of Miami-Dade County, Florida for the purpose of resolving any disputes among them relating to this Agreement or the transactions contemplated by this Agreement.  The parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, or any judgment entered by any court in respect hereof brought in Miami-Dade County, Florida, and further irrevocably waive any claim that any suit, action or proceeding brought in Miami-Dade County, Florida has been brought in an inconvenient forum.

(k) Independent Contractor.  The parties intend that the relationship of the Consultant to the Company be that of an independent contractor.  Accordingly, except as otherwise required by law, Consultant will not be treated as an employee for federal or state tax purposes but instead will be treated as an independent contractor, and any payments to the Consultant shall be made free of withholding for federal, state and local taxes, including without limitation social security taxes, income taxes, and unemployment compensation taxes.  The Consultant shall be responsible for all federal, state and local taxes relating to amounts received by Consultant under this Agreement.  The Company shall not obtain workers compensation insurance, disability insurance coverage of whatever nature and any other insurance coverage for Consultant's benefit while engaged in Services under this Agreement.  Because Consultant is an independent contractor, Consultant is not eligible for, nor entitled to, and shall not participate in, any of the Company’s benefits, including without limitation, pension, bonus and profit sharing plans, health insurance, life insurance, paid vacation, paid holidays, sick leave and disability insurance coverage. Consultant shall have no right or authorization, express or implied, to assume or create any obligation on behalf of the Company.

(l) Publication.  Consultant agrees that Consultant will not publish any manuscript or other written document based upon information or data resulting from its performance of Services hereunder for the Company, without the prior written consent of the Company.

(m) Indemnification.  Consultant hereby agrees to indemnify and hold harmless Company and its directors, officers, employees and agents from, against and in respect of, the full amount established in a final judgment issued by a court of competent jurisdiction (and which is not the subject of a pending appeal) of all liabilities, damages, claims, deficiencies, fines, assessments, losses, taxes, penalties, interest, costs and expenses, including, without limitation, reasonable fees and disbursements of counsel, arising from, in connection with, or incident to any breach or violation of any of the representations, warranties, covenants or agreements of Consultant contained in this Agreement, any claims arising from or in connection with Consultant's performance of Services under this Agreement, and any and all actions, suits, proceedings, demands, assessments or judgments, costs and expenses incidental to any of the foregoing.

(n) Counterparts. This Agreement may be executed by any of the Parties via facsimile or in portable document format ("pdf"). Facsimile or email transmissions of any executed original document and/or retransmission of any executed facsimile or email transmission shall be deemed to be the same as the delivery of an executed original. At the request of any Party hereto, the other Party shall confirm facsimile or email transmissions by executing duplicate original documents and delivering the same to the requesting Party. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(o) Acknowledgement and Attorney Review.  CONSULTANT FURTHER STATES THAT HE HAS CAREFULLY READ THIS AGREEMENT, HE UNDERSTANDS IT, THAT HE HAS HAD THE OPPORTUNITY TO, HAS BEEN URGED BY THE COMPANY TO, AND HAS HAD THE AGREEMENT REVIEWED BY AN ATTORNEY, THAT HE FULLY UNDERSTANDS ITS FINAL AND BINDING EFFECT, THAT THE ONLY PROMISES MADE TO HIM TO SIGN THE AGREEMENT ARE THOSE STATED IN THE AGREEMENT, AND THAT HE IS SIGNING THIS AGREEMENT VOLUNTARILY.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement in Miami, Florida as of the date set forth above.

VERU INC.
By:
Mitchell S. Steiner, MD, FACS
Chairman, President and CEO

CONSULTANT
By:
Robert H. Getzenberg Ph.D
Tax ID #: _________________